Registration No. 333-

As filed with the Securities and Exchange Commission on February 27, 2009

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SIRONA DENTAL SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	11-3374812
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

30-00 47th Avenue, Suite 500 Long Island City, New York	11101
(Address of Registrant’s Principal Executive Offices)	(Zip Code)

Sirona Dental Systems, Inc. Equity Incentive Plan, as amended

(Full Title of the Plan)

Jonathan Friedman, Esq.

General Counsel

Sirona Dental Systems, Inc.

30-00 47th Avenue, Suite 500

Long Island City, New York 11101

(Name and Address of Agent For Service)

(718) 482-2011

(Telephone Number, Including Area Code of Agent For Service)

Copy to:

Carol Anne Huff

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

(312) 861-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.01 par value per share	2,275,000(1)	$12.98(2)	$29,529,500(2)	$1160.51

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, based upon the average of the high and low prices reported on NASDAQ of the Common Stock on February 20, 2009.

EXPLANATORY NOTE

This Registration Statement relates to the registration of additional securities under the Sirona Dental Systems, Inc. (the “Company”) Equity Incentive Plan, as amended (the “Plan”), which has been amended since the filing of the Company’s Registration Statement regarding the Plan. In accordance with General Instruction E to Form S-8, the contents of the previous Registration Statement on Form S-8 related to the Plan (Commission File No. 333-142798, filed on May 10, 2007 with the Securities and Exchange Commission) are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by Sirona Dental Systems, Inc., formerly known as Schick Technologies, Inc. (the “Company”), are incorporated in this Registration Statement by reference:

(a) the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008, filed on December 4, 2008;

(b) the Company’s Quarterly Reports on Form 10-Q for the quarter ended December 31, 2008, filed on February 5, 2009; and

(c) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended September 30, 2008, including but not limited to the Current Reports on Form 8-K filed on December 4, 2008 and December 15, 2008.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

See accompanying Exhibit Index for a list of Exhibits to this Registration Statement.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 27, 2009.

SIRONA DENTAL SYSTEMS, INC.

By:	/s/ Jost Fischer
Jost Fischer
President and
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jonathan Friedman and Jost Fischer, and each of them, his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Jost Fischer Jost Fischer	Chairman of the Board and Director, President and Chief Executive Officer (Principal Executive Officer)	February 27, 2009

/s/ Simone Blank Simone Blank	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	February 27, 2009

/s/ Nicholas W. Alexos Nicholas W. Alexos	Director	February 27, 2009

/s/ David Beecken David Beecken	Director	February 27, 2009

/s/ William K. Hood William K. Hood	Director	February 27, 2009

/s/ Arthur D. Kowaloff Arthur D. Kowaloff	Director	February 27, 2009

/s/ Harry M. Jansen Kraemer, Jr. Harry M. Jansen Kraemer, Jr.	Director	February 27, 2009

/s/ Timothy D. Sheehan Timothy D. Sheehan	Director	February 27, 2009

/s/ Jeffrey T. Slovin Jeffrey T. Slovin	Director	February 27, 2009

/s/ Timothy P. Sullivan Timothy P. Sullivan	Director	February 27, 2009

EXHIBIT INDEX TO

FORM S-8

Sirona Dental Systems, Inc.

Exhibit Number	Description
4.1	By-laws of the Company, effective as of December 4, 2007 (incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K, filed on December 10, 2007)

5.1	Opinion of Kirkland & Ellis LLP with respect to legality of Common Stock being registered hereby (filed herewith)

10.1	Sirona Dental Systems, Inc. Equity Incentive Plan, as amended (incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement on Schedule 14A for the 2008 Annual Meeting of Stockholders, filed on January 28, 2009)

23.1	Consent of KPMG AG Wirtschaftsprüfungsgesellschaft (filed herewith)

23.2	Consent of Kirkland & Ellis LLP (contained in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on signature page to this Registration Statement).

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